UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     February 25, 2005

Sypris Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24020	61-1321992

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Bullitt Lane, Suite 450, Louisville, Kentucky	40222

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     502/329-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

        On March 1, 2005, the Compensation Committee of the Board of Directors of Sypris Solutions, Inc. (the “Company”) authorized and approved an amendment to and restatement of the Sypris Solutions, Inc. Directors Compensation Program, adopted on September 1, 1995 and Amended and Restated on February 24, 2004 and December 15, 2004 (the “Program”). Under the Program, non-employee directors may be compensated in the form of options to purchase common stock of the Company pursuant to the terms of the Program and the terms of the 2004 Sypris Equity Plan. Under the Program, each non-employee director receives an annual retainer of $20,000, a fee of $1,450 for attending each meeting of the Board of Directors ($300 if attendance was by phone), a fee of $1,500 for acting in the capacity of Chairman for each Committee meeting ($300 if attendance was by phone) and a fee of $1,000 for other non-employee directors attending each Committee meeting ($300 if attendance was by phone). Non-employee directors may elect to receive their annual retainer and meeting fees in the form of stock options. The number of stock options is determined by dividing the annual retainer and fee amount, as applicable, by 33% of the fair market value of common stock on the date of grant. Non-employee directors also receive initial (up to 10,000 shares) and annual (up to 6,000 shares) grants of stock options for each elected term as a director. Directors who are employees of the Company or its affiliates are not eligible to receive compensation for services as a director. The Program is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

        On March 1, 2005, the Compensation Committee of the Board of Directors of the Company approved the Sypris Solutions, Inc. Incentive Bonus Plan 2005 Fiscal Year (the “Plan”), for certain employees of the Company designated by the Compensation Committee of the Board of Directors. Under the Plan and consistent with the objectives of the Plan, participants may receive cash bonuses if certain performance goals are satisfied for the 2005 calendar year period.

        The Plan established a bonus pool of 50% of the consolidated profit before tax (pre bonus accrual), in excess of 85% of the Company’s 2005 plan before tax (pre bonus accrual). The Plan provides for a bonus award to qualified participants equal to a bonus target, subject to the achievement of three to five management objectives, each of which will be specific with regard to expected outcome, expected financial impact on the Company, and the date or dates by which the objective must be achieved. Each objective will be weighted, with the total for all objectives equaling 100%. The Plan requires the Company’s chief executive officer to review and determine each participant’s performance to objectives and to assign each individual a percentage that will be used in determining the amount of the award. Each participant will have as mandatory objectives with an established weighting a business appropriate EVA target and a business critical financial/performance metric. The chief executive officer has discretion under the Plan to increase the actual amount of awards to be distributed by up to 20% of the participant’s bonus potential, based upon the individual’s specific performance and contribution to the Company, with such discretion to be generally limited to recognition of extenuating circumstances and/or exceptional accomplishments not captured by the management objectives. The bonus award for each participant is subject to review and approval by the Compensation Committee. The Plan is attached as Exhibit 10.2 hereto and is incorporated by reference herein.

        The form of Restricted Stock Award Agreement and form of Non-Qualified Stock Option Award Agreement for Six-Year Stock Option grants to executive officers and other key employees, each pursuant to the 2004 Sypris Equity Plan and approved by the Company's Compensation Committee on March 1, 2005 are attached hereto as Exhibits 10.3 and 10.4, respectively, and are incorporated by reference herein.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)     On February 25, 2005, Roger W. Johnson, a Class II member of the Company’s Board of Directors, passed away. Attached as Exhibit 99.1 hereto is a press release issued by the Company on March 3, 2005.

Item 9.01   Financial Statements and Exhibits.

(c)   Exhibits

Exhibit	Description

10.1	Sypris Solutions, Inc. Directors Compensation Program adopted on September 1, 1995 Amended and Restated on March 1, 2005.
10.2	Sypris Solutions, Inc. Incentive Bonus Plan 2005 Fiscal Year.
10.3	Form of Restricted Stock Award Agreement for grants to executive officers and other key employees.
10.4	Form of Non-Qualified Stock Option Award Agreement for Six-Year Stock Option grants to executive officers and other key employees.
99.1	Press Release.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYPRIS SOLUTIONS, INC.
March 3, 2005	/s/ John R. McGeeney John R. McGeeney Secretary/General Counsel